Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into by and between Document Sciences Corporation (“Company”) and John McGannon (“Executive”). Once signed by both of the parties, this Agreement will be deemed effective as of October 1, 2005 (“Effective Date”). This Agreement supersedes all previous agreements, promises, representations, understandings and negotiations between the parties, whether written or oral, with respect to the subject matter hereof, except as expressly provided herein.

1. Employment. The Company hereby employs Executive as Chief Executive Officer of the Company. Executive accepts such employment, reporting directly to the Company’s Board of Directors.

2. Term. This Agreement and Executive’s employment pursuant to this Agreement shall commence on the Effective Date and end on the date that Executive’s employment may be terminated as provided in Section 6 below. Executive shall be an at-will employee whose employment may be terminated by either Executive or the Company at any time, for any reason, with or without cause.

3. Place of Performance. Executive shall be based at the Company’s office located in Carlsbad, California, but Executive from time-to time may be required to travel to other geographic locations in connection with the performance of his duties.

4. Duties and Responsibilities.

4.1 Service with the Company. Executive shall work exclusively for the Company and shall have all the customary powers and duties associated with his position as set forth in Section 1 above. Executive shall devote his full business time and effort to the performance of his duties for the Company, which he shall perform faithfully and to the best of his ability. Executive shall be subject to the Company’s policies, procedures and approval practices, as generally in effect from time-to-time.

4.2 No Conflicting Duties. During the term hereof, Executive shall not serve as an officer, director, employee, consultant or advisor to any other competing business or as an officer, employee or consultant to any other business, unless such other service is approved by the Company’s Board of Directors. Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and agrees that during the term of this Agreement he will not render or perform services, or enter into any contract to do so, for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement.

5. Compensation.

5.1 Annual Base Salary. As compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to Executive a base annual salary of Two Hundred Thousand Dollars ($275,000) (“Annual Base Salary”), which salary shall be paid in conformity with the Company’s pay practices generally applicable to Company executives. Executive will be eligible for annual pay increases as determined by the Board.

5.2 Bonus. Executive will be eligible for targeted annual bonus compensation of 50 percent of his Annual Base Salary, with maximum potential for 100% of Annual Base Salary on above-target performance. Bonus criteria and bonus payments will be determined by the Compensation Committee of the Company’s Board of Directors in its sole and absolute discretion. The Compensation Committee shall have the right to modify the percentage of Executive’s targeted annual bonus.

5.3 Standard Benefits. During the term of this Agreement, Executive shall be entitled to participate in all employee benefit plans and programs, including paid vacations, to the same extent generally available to Company executives in accordance with the terms of those plans and programs. The Company shall have the right to terminate or change any such plan or program at any time.

5.4 Expense Reimbursement. Executive shall be entitled to receive prompt reimbursement for all reasonable and customary travel and business expenses he incurs in connection with his employment, but must incur and account for those expenses in accordance with the policies and procedures established by the Company.

5.5 Sarbanes-Oxley Act Loan Prohibition. To the extent that any Company benefit, program, practice, arrangement or this Agreement would or might otherwise result in Executive’s receipt of an illegal loan (“Loan”), the Company shall use reasonable efforts to provide Executive with a substitute for the Loan that is lawful and of at least equal value to Executive. If this cannot be done, or if doing so would be significantly more expensive to the Company than making the Loan, the Company need not make the Loan to Executive or provide him a substitute for it.

6. Termination.

6.1 Termination by the Company Without Cause. The Company may terminate Executive’s employment pursuant to this Agreement without Cause (defined below) by giving written notice to Executive.

6.2 Termination by the Company for Cause. The Company may terminate Executive’s employment and this Agreement for Cause. As used herein, “Cause” shall mean:

(a) An act of willful dishonesty taken in connection with Executive’s responsibilities as an employee and causing damage to the Company;

(b) Executive’s commission of, or plea of nolo contendere to, a felony;

(c) Executive’s insubordination or willful refusal to follow reasonable directives of the Board of Directors;

(d) Executive’s violation of the Confidentiality Agreement between himself and the Company; and

(e) Executive’s gross negligence or willful misconduct in the performance of his duties as an employee of the Company.

6.3 Termination by Company for Death or Permanent Disability. Executive’s employment pursuant to this Agreement shall be immediately terminated (i) upon the death of the Executive, or (ii) upon the Executive becoming permanently disabled. For purposes of this Agreement, the term “permanently disabled” means an inability of Executive, due to a physical or mental illness, injury or impairment, to perform a substantial portion of his duties for a period of one hundred eighty (180) or more consecutive days, as determined by the Company’s Board of Directors.

6.4 Termination by Executive Without Good Reason. Executive may terminate his employment pursuant to this Agreement without any reason by giving thirty (30) days written notice to the Company.

6.5 Termination by Executive for Good Reason. Executive’s employment pursuant to this Agreement may be terminated by Executive for “Good Reason” upon his giving 30 days written notice to the Company specifying therein that he is voluntarily terminating his employment as a result of any of the following:

(a) Without Executive’s prior written consent, a reduction in his then current Annual Base Salary, other than as part of across-the-board salary reductions affecting all similar executives of the Company;

(b) The taking of any action by the Company that would diminish the aggregate value of the benefits provided to the Executive under the Executive’s medical, health, accident, disability insurance, life insurance and retirement plans in which he was participating on the date of this Agreement, other than any such reduction which is (i) required by law, (ii) implemented in connection with a general arrangement affecting all employees or affecting the group of employees (senior management) of which the Executive is a member, or (iii) generally applicable to all beneficiaries of such plans;

(c) A reduction in duties and responsibilities;

(d) A relocation of Executive’s principal place of business by more than 20 miles, unless Executive consents to such relocation; or

(e) The Company materially breaches any provision of this Agreement.

An event that is or would constitute Good Reason shall cease to be Good Reason if: (x) Executive does not terminate his employment within 90 days after the event occurs; or (y) the Company reverses the action or cures the default that constitutes Good Reason within 10 business days after Executive notifies the Company in writing that Good Reason exists.

6.6 Payments Upon Termination.

(a) If, during the term of this Agreement, Executive’s employment is terminated for any reason, Executive shall receive the following compensation:

(i) the portion of his then current Annual Base Salary which has accrued through his date of termination;

(ii) any vested bonus payments, stock options or restricted stock to which Executive is entitled as of the date of termination pursuant to this Agreement or any plan in which he is then participating, provided the payment thereof is not contingent or conditional on Executive’s continued employment with the Company or the satisfaction of any other condition which has not been satisfied; and

(iii) any payments for unused vacation and reimbursement of expenses, which are due, accrued or payable as of the date of Executive’s termination.

(b) If Executive’s employment is terminated by the Company without Cause, but not in connection with a Change in Control (as defined below), then the Company shall pay to Executive, in addition to the amounts set forth in Section 6.6(a), the following payments provided he signs and complies with a release of claims in a form acceptable to the Company: his then-current Annual Base Salary and target bonus for a twelve (12)-month period, payable in accordance with the Company’s normal payroll procedures and policies. Additionally, Executive will receive continuation of health benefits for twelve (12) months.

(c) If, either 30 days before or within 18 months following a Change in Control (as defined below), the Company terminates Executive’s employment without Cause, or if Executive terminates his employment for Good Reason, then the Company shall pay to Executive, in addition to the amounts set forth in Section 6.6(a), the following amount provided he (i) signs and complies with a release of claims in a form acceptable to the Company, and (ii) complies with the terms of his Non-Competition Agreement (dated July 20, 2004): a lump sum amount equal to two (2) times the sum of Executive’s Annual Base Salary and prorated targeted annual bonus. Additionally, Executive will receive continuation of health benefits for twenty-four (24) months. If Executive receives payment under this Section 6.6(c), then he shall not receive any payments under Section 6.6(b), above.

As used herein, Change in Control shall mean:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) The approval by stockholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or

(iii) The approval by the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of at least 50% or more of the Company’s assets determined at their fair market value.

(d) If Executive’s employment terminates for (i) Cause, (ii) as a result of death or his becoming permanently disabled (as defined in Section 6.3), or (iii) due to voluntary resignation for any reason other than for Good Reason either 30 days before or within 18 months following a Change in Control, then Executive shall be entitled only to the compensation set forth in Section 6.6(a).

(e) Notwithstanding anything herein to the contrary, to the extent that the Company in good faith determines that any payment pursuant to this Section 6.6 provides for a “deferral of compensation” under Section 409A of the Internal Revenue Code, as amended (“Section 409A”), no amounts shall be payable to Executive pursuant to this Section 6.6 prior to the earlier of (i) Executive’s death or “disability” (within the meaning of Section 409A(a)(2)(C)), or (ii) the date that is six months following the date of Executive’s “separation from service” with the Company (within the meaning of Section 409A).

7. Confidentiality. Executive acknowledges that he currently possesses or will acquire secret, confidential, or proprietary information or trade secrets concerning the operations, customers, future plans and business methods of the Company. Executive reaffirms his obligation to abide by the terms of any and all Confidentiality Agreements between himself and the Company.

7.1 Promise Not to Solicit. While this Agreement is in effect and for 12 months after its termination, Executive will not solicit or attempt to solicit (or assist others to solicit) for employment any person who is, or within the preceding 12 months was, an employee of the Company.

7.2 Enforcement of this Section. This Section 7 shall survive the termination of this Agreement for any reason. Executive acknowledges that (i) his services are of a special, unique and extraordinary character, and it would be very difficult if not impossible to replace them, (ii) this Section’s terms are reasonable and necessary to protect the Company’s legitimate interest, (iii) this Section’s restrictions will not prevent Executive from earning or seeking a livelihood, (iv) this Section’s restrictions shall apply wherever permitted by law, and (v) Executive’s violation of any of this Section’s terms would irreparably harm the Company. Accordingly, Executive agrees that, if he violates any of the provisions of this Section 7, or his Confidentiality Agreement, then the Company shall be entitled to, in addition to other remedies available to it, seek and obtain an injunction restraining him from committing or continuing any such violation, without the need to prove the inadequacy of money damages or post any bond or for any other undertaking.

8. Restricted Stock and Stock Options. This Agreement does not incorporate, supercede, nor any way affect any Stock Incentive Plan, restricted stock agreements or any stock option grants, all of which are governed by separate documents.

9. Notice.

9.1 To the Company. Executive will send all communications to the Company in writing, addressed as follows (or in any other manner the Company notifies him to use), addressed as follows:

If Mailed:	Document Sciences Corporation
Attn: __________________
Address

If Faxed:
Attn: __________________
Fax:
Tel.:

9.2 To Executive. All communications from the Company to Executive relating to this Agreement must be sent to him in writing (or in any other manner he notifies the Company to use), addressed as follows:

If Mailed:	__________________
Address

If Faxed:	__________________
Fax:
Tel.:

9.3 Time Notice Deemed Given. Notice shall be deemed to have been given (i) when delivered; (ii) two business days after being mailed by United States certified or registered mail, return receipt requested, postage prepaid; or (iii) when faxed with confirmation of delivery.

10. Arbitration of Disputes. If any legally actionable dispute arises which cannot be resolved by mutual discussion between the Company and Executive, then each party hereto agrees to resolve that dispute by binding arbitration before an arbitrator experienced in employment law. Said arbitration will be conducted in accordance with the rules applicable to employment disputes of Judicial Arbitration and Mediation Services or such other arbitration service as the Company and Executive agree upon, and the law of California. The Company will be responsible for paying any filing fee and the fees and costs of the arbitrator as well as Executive’s legal costs up to a maximum of 50% of Executive’s most recent Annual Base Salary.

The Company and Executive agree that this promise to arbitrate covers any disputes that the Company may have against Executive, or that Executive may have against the Company and all of its affiliated entities and their directors, officers, employees and agents, arising out of or relating to this Agreement, the employment relationship or termination of employment, including any claims concerning the validity, interpretation, effect or violation of this Agreement; violation of any federal, state or local law; any tort; and any other aspect of Executive’s compensation or employment. The Company and Executive further agree that arbitration as provided in this Section 10 shall be the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by either party hereto for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law, or an administrative claim with an administrative agency. The Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or Federal Law, if California law is preempted. The arbitration shall be conducted in San Diego, California, unless otherwise mutually agreed.

11. Golden Parachute Limitation. Executive agrees that the payments and benefits under this Agreement, and all other contracts, arrangements or programs that apply to him, shall not, in the aggregate, exceed the maximum amount that may be paid to Executive without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code, as determined in good faith by the Company’s independent auditors. If any benefits must be cut back to avoid triggering such penalties, Executive’s benefits shall be cut back in the priority order designated by the Company. If an amount in excess of the limits set forth in this Section 11 is paid to Executive, Executive agrees to repay the excess amount to the Company upon demand, with interest at the rate provided for in Internal Revenue Code Section 124(b)(2)(B). The Company and Executive agree to cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties with respect to payments or benefits Executive receives.

12. Amendment. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by Executive and a duly authorized Company officer. Thus, for example, promotions, commendations, and/or bonuses shall not, by themselves, modify, amend, or extend this Agreement. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.

13. Interpretation and Exclusive Forum. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California (excluding any that mandate the use of another jurisdiction’s laws). Any arbitration (unless otherwise mutually agreed), litigation or similar proceeding with respect to such matters only may be brought within California, and all parties to this Agreement consent to California’s jurisdiction.

14. Department of Homeland Security Verification Requirement. Executive agrees to timely file all documents required by the Department of Homeland Security to verify his identity and lawful employment in the United States. Notwithstanding any other provision of this Agreement, if Executive fails to meet any such requirements promptly after receiving a written request from the Company to do so, Executive agrees that his employment shall terminate immediately and that he shall not be entitled to any further compensation from the Company of any type.

15. Successors/Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, Executive and his estate, but Executive may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which he participates. The Company may not assign this Agreement to any affiliate or successor without Executive’s prior written consent.

16. Withholding Taxes. The Company may withhold from any salary and benefits payable under this Agreement all federal, state, city and other taxes or amounts as shall be determined by the Company to be required to be withheld pursuant to applicable laws, or governmental regulations or rulings.

17. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

19. Entire Agreement. Except for Executive’s Confidentiality Agreement, all oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement.

EXECUTIVE ACKNOWLEDGES THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND HIM RELATING TO THE SUBJECTS COVERED IN THIS AGREEMENT ARE CONTAINED IN IT AND THAT HE HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT, THAT HE UNDERSTANDS ALL OF IT, AND THAT HE HAS BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH HIS PRIVATE LEGAL COUNSEL AND HAS AVAILED HIMSELF OF THAT OPPORTUNITY TO THE EXTENT HE WISHED TO DO SO. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT HE IS GIVING UP HIS RIGHT TO A JURY TRIAL.

[Signature page follows]

Date: November 1, 2005	“Company”

DOCUMENT SCIENCES CORPORATION

	By:	/s/ Barton L. Faber

Date: November 8, 2005	“Executive”

/s/ John McGannon
John McGannon